SUBSCRIPTION AGREEMENT
Gentlemen:

         I/We hereby subscribe to ____________ shares of common stock, $0.0001 par value per share, of Tel-One, Inc., a Florida corporation, at $2.00 per share. Such shares are being issued pursuant to a registration of Tel-One, Inc. common stock in accordance with the terms of a prospectus filed with the Securities and Exchange Commission that was declared effective on the ___ day of __________________, 2001.

I/We  hereby  subscribe  in  the  amount  of:

US$_________________  ($5,000  minimum)

Method  of  Payment  (Please  check  one  of  the  following)

        [ ] I/We am/are tendering cash in United States dollars in the above amount.

        [ ] I/We am/are tendering a check, bank draft or postal express money order payable in U.S. dollars to "Tel-One, Inc." in the above amount.

        [ ] I/We confirm that I/we have instructed my/our bank to pay, by wire transfer to "Tel-One, Inc.", the above amount to:
     Bank:                      Amsouth  Bank
     ABA.:                      062000019
     For credit to;             Goldberg  Law  Group,  P.A.  IOTA  Trust Account
     Account No.:               7966183006
     For further credit to:     Tel-One,  Inc.
     Account No.:               7966630177

By execution and delivery of this Subscription Agreement, I/we hereby represent and warrant as follows:

1. I/We have received a copy of the prospectus of Tel-One, Inc. dated ___ day of ______________, 2001

2.   The  shares  are  being  acquired  for  investment  purposes.

3. I/We acknowledge that payments with respect to subscriptions and redemptions will be made in U.S. dollars and that adverse fluctuations in exchange rates could reduce the return to me/us upon the redemption of shares.

4. I/We acknowledge that the officers and directors of Tel-One, Inc. have reserved the right to reject this application, in whole or in part, and need not give a reason for such rejection.

         I/We have executed this Subscription Agreement on the ____ day of _________________, 2001, in ______________________________ (Please indicate city,  state  and  country).

_______________________        ________________________________________________
Signature(s) of Applicant(s)   Name (title, if necessary) and Address of
                                Applicant(s)

Notes:
(a)     In  the  event  of  joint  registration,  all  applicants  must  sign.
(b) In the event of registration of shares in the name of a trust, partnership or corporation, please provide the full name of the entity and the official title of the person executing this Agreement on behalf of such trust, partnership or corporation.
SUSBSCRIBER'S  AGENT

NAME  :                    ADDRESS  :


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